Exhibit 10.1

INTERNAL CORRESPONDENCE	LOCATION	MDU Resources
	DATE	September 20, 2017
	WRITER	David L. Goodin
	SUBJECT	Promotion
CONFIDENTIAL

Jason L. Vollmer

I am pleased to offer you the position of Vice President, Chief Financial Officer & Treasurer for MDU Resources Group, Inc. effective September 30, 2017. You will report directly to me as President and Chief Executive Officer.

Listed below are the details of your promotion:

•
Salary Grade and Base Salary: Effective September 30, 2017, your salary grade will be a Grade “J”, and your base salary will increase from $225,500 to $350,000, a 55.2% increase. This includes your annual salary increase for 2018.

•
Stock Ownership Guidelines: Salary Grade “J” requires ownership in company stock of three times your base wage. Your new salary multiple commences with this promotion and must be met by end of year 2022.

•
Annual Incentive/Executive Incentive Compensation Plan (EICP): Effective September 30, 2017, your annual incentive target will be 65% of base salary. For plan year 2017, your incentive calculation will be prorated at your current rate for nine months and the new percentage rate for three months.

•
Long-Term Performance-Based Incentive Plan (LTIP-Performance Shares): I will recommend to the Board of Directors that your target award will be 120% of base salary for year 2018. The award for 2017 will remain as issued and approved by the compensation committee earlier this year.

•
Section 16 Officer: You will continue to be a Section 16 Officer. As a review, attached is an explanation setting forth the rules and obligations of being a Section 16 Officer of MDU Resources. Compliance with these obligations is critical.

•	Non-Qualified Defined Contribution Plan: In 2018 you will be recommended for a contribution to your plan.

The above information is for overview purposes, and the specific terms and conditions of each program is outlined in the appropriate plan documents and/or award letters. Also, this memo is not a contract of employment for any specified period of time. The employment relationship can be terminated by you or the company at any time, for any reason, with or without notice.

Again, congratulations on your new roles and responsibilities. I look forward to working with you.

Please acknowledge your acceptance by signing and date the document below.

Agreed to and accepted as described above:

/s/ Jason L. Vollmer	9-21-17
Name	Date

Cc: Human Resources